Exhibit 5

LAW OFFICES
THOMPSON, WELCH, SOROKO & GILBERT LLP
201 TAMAL VISTA BLVD.
CORTE MADERA, CA 94925
(415) 927-5200

FACSIMILE
RICHARD S. SOROKO	(415) 927-5210
email: rsoroko@TWSGLAW.com

SAN FRANCISCO OFFICE
(415) 262-1200

May 11, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	BioTime, Inc.
Registration Statement on Form S-3

Ladies/Gentlemen:

We are counsel to BioTime, Inc. ("BioTime") in connection with the offer and sale of the following common shares, no par value (the “Shares”), and warrants to purchase Shares being registered for the account of certain selling security holders: (a) 594,853 outstanding Shares, (b) 206,613 outstanding common share purchase warrants, issued pursuant to a Warrant Agreement dated March 21, 2011 and expiring May 2, 2014 (the “May 2 Warrants”), (c) 50,000 outstanding common share purchase warrants, issued pursuant to a Warrant Agreement dated April 13, 2010 and expiring April 12, 2014 (the “April 12 Warrants”), (d) 206,613 Shares issuable upon the exercise of the May 2 Warrants, and (e) 50,000 Shares issuable upon the exercise of the April 12 Warrants. The offer and sale of the Shares, the May 2 Warrants, and the April 12 Warrants is being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”).

We are of the opinion that:

1.            The outstanding Shares included in the Registration Statement are legally and validly issued and outstanding, fully paid and nonassessable.

2.            The outstanding May 2 Warrants are legally and validly issued and outstanding and constitute binding obligations of BioTime, enforceable in accordance with their terms.

3.            The outstanding April 12 Warrants are legally and validly issued and outstanding and constitute binding obligations of BioTime, enforceable in accordance with their terms.

4.            When Shares are issued and sold upon the exercise of the May 2 Warrants in accordance with the terms of the May 2 Warrants and the Warrant Agreement governing the May 2 Warrants, the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable.

Securities and Exchange Commission
May 11, 2011

5.            When Shares are issued and sold upon the exercise of the April 12 Warrants in accordance with the terms of the April 12 Warrants and the Warrant Agreement governing the April 12 Warrants, the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

We hereby consent to the use of our opinion in the Registration Statement.

Very truly yours,

s/Thompson, Welch, Soroko & Gilbert LLP

Thompson, Welch, Soroko & Gilbert LLP